Exhibit 12(i)

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of September, 2005 between Dr. Ogan Gurel ("Executive") and DuraVest, Inc., a Florida corporation ("Company") (Executive and Company are sometimes hereinafter "Party" or "Parties").

                                    RECITALS

     WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer to manage the operations of the Company under the supervision of its Board of Directors; and

     WHEREAS, the Executive desires to accept this employment on terms and conditions acceptable to the Parties; and

     WHEREAS, the Parties have agreed to begin the Executive's employment by the Company on a trial basis subject to the satisfactory performance of the Executive as evaluated by the Company's Board of Directors and/or its controlling shareholder, Hunter Fund, Ltd.; and

     WHEREAS, the Parties desire to enter into the Agreement to set forth the terms and conditions of the Executive's employment by the Company, both on the initial trial basis and thereafter:

     NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants set out in the Agreement, IT HAS BEEN AND IT HEREBY IS AGREED, as follows:

SECTION I.  INTERIM EMPLOYMENT

     1.  Interim Employment and Duties.
         ------------------------------

         1.1 The Company hereby employs the Executive as its President and Chief Executive Officer for the Trial Period as defined below and the Executive hereby accepts this employment. During the Trial Period, the Executive shall manage and supervise the affairs and operations of the Company, subject to the restrictions on his authority set out in the Agreement and to the supervision, direction and control of the Company's Board of Directors. The Board of Directors may assign to the Executive such duties for the Company or any controlled affiliate thereof as are consistent with the Executive's position as the Company's President and Chief Executive Officer. In the event, for any reason, the Executive is not the Company's President during the Trial Period, he will be assigned executive-officer type of duties consistent with his position as Chief Executive Officer.

         1.2 During the Trial Period the Executive will devote the equivalent of at least three full working days (24 hours) per week to services for the Company. The Executive may conduct other non-Company business for himself and other persons and entities, including without limitation Aesis Research Group LLC, whether as an owner, employee, director, consultant or otherwise, during the Trial Period, provided these activities do not materially interfere or compete with the Company's business or operations.

         1.3 The Executive has been elected to serve as a member of the Company's Board of Directors commencing as of the date hereof and for the ensuing year and until his successor is duly elected and qualified. This service will continue past the Trial Period, absent his resignation from membership on the Board.

         1.4 The Executive may perform his duties during the Trial Period from the Chicago, Illinois area. The Parties contemplate that, if the Executive continues as the Company's President and Chief Executive Officer beyond the Trial Period, the executive offices will be moved to the Chicago, Illinois area, subject to the authorization restrictions set out below.

         1.5 The Trial Period shall commence on the execution hereof and end on November 30, 2005.

     2.  Compensation and Benefits
         -------------------------

         2.1 During the Trial period, the Executive will be compensated at the rate of $6,000.00 per month, payable in substantially equal semi-monthly installments.

         2.2 The Executive will be required to travel during the Trial Period within the United States of America, Canada and Europe. The Company will reimburse him for or pay for all of his expenses reasonably incurred for travel or otherwise in the performance of his duties. For these purposes, the Company will procure and provide the Executive with a corporate credit card. The Company will reimburse the Executive for one-half of his reasonable legal fees incurred in connection with the entry into this Agreement.

         2.3 The Company agrees to use its best efforts and due diligence to procure and provide the Executive and its other officers and directors with Directors and Officers Liability Insurance coverage in an amount not less than $5,000,000.00. This obligation of the Company will continue beyond the Trial Period so long as the Executive continues as an officer or director of the Company.

     3.  Restrictions on Authority.
         --------------------------

         3.1 During the Trial Period, the Executive will not be entitled to employ any additional staff or employees for the Company or employ any additional professional advisors or service providers or change any such



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


advisors without the prior written consent of Hunter Fund, Ltd. or the prior approval of a majority of the Board of Directors with the Executive abstaining from voting on the issue.

         3.2 During the Trial Period, the Executive will not incur any Company expense, liability or financial commitment over $10,000.00 without the prior written consent of Hunter Fund, Ltd. or the prior approval of a majority of the Board of Directors with the Executive abstaining from voting on the issue.

     4.  Stock Options.
         --------------

         4.1 Upon execution of the Agreement the Company will, and hereby does, issue and grant to the Executive an "Initial Stock Option" to purchase 250,000 shares of the Company's Common Stock.

         4.2 The Initial Stock Option shall: (i) be for a term ending September 31, 2010; (ii) have an exercise price of equal to the mean of the closing bid and ask prices of the Common Stock on the date of the execution of the Agreement; (iii) become exercisable in whole or in part from time to time, at the Executive's option, commencing on September 1, 2006; (iv) vest and become non-cancelable on August 1, 2006, whether or not the Executive continues his employment hereunder after the Trial Period if the Executive continues to serve as a director of the Company through September 31, 2006; (iv) automatically cancel and become null and void, if the Executive ceases to be a director of the Company due to his own resignation without Good Reason prior to August 31, 2006;
(v) contain a right on the part of the Executive to piggy-back and include shares acquired upon exercise of the Initial Stock Option in any Registration Statement filed by the Company under the Securities Act of 1933; (vi) contain a cashless exercise provision; and (vii) contain such other conditions and terms as customary and normal for such options as agreed upon by the Parties.

     5.  Specific Duties and Projects During the Trial Period.
         -----------------------------------------------------

         5.1 The Executive will participate in the organization, preparation and presentation of the Company and its operations in an investor's presentation to be held in September or October of 2005 in Frankfurt am Main, Germany.

         5.2 The Executive will prepare and present to the Company's Board of Directors a written Strategic Review and Plan of Operations for the Company and its subsidiary, Estracure, Inc. by October 31, 2005.

         5.3 The Executive will develop a marketing program for the Company and Estracure, Inc., including public and investor relations, websites' information and content and general corporate information materials.

         5.4 The Executive will participate in efforts to acquire capital funds for the Company from institutional investors.



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


         5.5 On or before November 16, 2005, the Executive will submit to the Company's Board of Directors a summary and overview of the Executive's performance during the Trial Period ("Performance Reports").

         5.6 Upon receipt of the Performance Report, the Board of Directors will evaluate (on a qualitative not quantitative basis) the Executive's performance during the Trial Period on the basis of the criteria set forth below and decide, by majority vote with the Executive sustaining from voting on the issue, whether or not to continue the Executive's employment under the Agreement. If the Board of Directors votes to continue the Executive's employment, it will be continued under SECTION II of the Agreement below entitled FULL TERM EMPLOYMENT. If the vote of the Board of Directors is evenly divided on the evaluation, Hunter Fund, Ltd. shall have the right to decide the issue.

         5.7 The criteria for the evaluation by the Board of Directors of the Executive's performance shall be: (i) the Executive's understanding and managing of the Company's day-to-day operations, including financial, accounting, legal and regulatory matters and issues; and (ii) the Executive's performance in regard to the Specific Duties and Projects During the Trial Period as set out in this Paragraph 5 above.

         5.8 If the evaluation of the Executive's performance under 5.6 above is not positive the Agreement and the Executive's employment by the Company shall terminate except as otherwise specifically provided herein.

     6.  Confidentiality and Non-Competition.
         ------------------------------------

     The provisions of paragraphs 4, 5, and 6 of SECTON II of the Agreement shall apply and be effective upon the Executive, even if his employment under the Agreement is not continued beyond the Trial Period.


SECTION II.  FULL TERM EMPLOYMENT

     1.  Employment and Duties.
         ----------------------

         1.1 Subject to the terms and conditions set forth herein, the Company hereby employs Executive as the Company's President and Chief Executive Officer, and Executive hereby accepts employment with the Company as President and Chief Executive Officer. The Executive shall be the most senior executive officer of the Company and shall have full responsibility for managing and supervising the affairs and operations of the Company, subject to the reasonable supervision, direction and control of the Company's Board of Directors. The Board of Directors may assign to Executive such duties for the Company or any controlled affiliate as are consistent with Executive's status as President and Chief Executive Officer. Executive agrees to devote his business time, energies and attention to the business affairs of the Company in an amount not less than five



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


working days (40 hours) per week. In the event Executive is not the Company's President during the term, he will be assigned similar executive-type duties consistent with his position as Chief Executive Officer.

         1.2 The Parties agree that the Executive may move the Company's principal offices to the Chicago, Illinois area; provided that the rental expense of the office are subject to the prior approval of the Company's Board of Directors or Hunter Fund, Ltd., with the Board of Directors having the final decision on this issue.


     2.  Compensation and Benefits.
         --------------------------

         2.1 The Company shall pay the Executive a monthly salary at the rate of $10,000.00 per month, payable in substantially equal semi-monthly installments. The salary shall be subject to withholding taxes and other normal payroll deductions. The Company may increase (but not decrease) the salary rate or make additional payments to the Executives, i.e., bonuses, as directed by its Board of Directors.

         2.2 Executive shall be entitled to such health and medical insurance (including family coverage) which is no less favorable than generally afforded to other corporate officers of the Company, subject to applicable waiting periods and other conditions. Executive shall be entitled to paid vacation in each employment year of three weeks per year. Vacation granted but not used in any calendar year shall be forfeited at the end of such calendar year and may not be carried over to any subsequent calendar year.

         2.3 The Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses approved in accordance with Company's customary policies and procedures. The Company will furnish the Executive with a corporate credit card for payment of expenses.

     3.  Term and Termination.
         ---------------------

         3.1 Unless sooner terminated or extended as herein provided, the term of this Agreement shall commence as of the Effective Date and shall terminate on the date that is two years thereafter (the "Employment Term" or "Term"). The Term of the Agreement will automatically renew for an additional one year Term unless one of the Parties services a notice of termination upon the other party at least 60 days prior to the end of the third year of the initial Term or any extended Term year thereafter.

         3.2 If Executive dies during the Term of this Agreement, this Agreement shall thereupon terminate and the Company shall have no further liability to Executive, his heirs, personal representatives, successors or assigns under this Agreement, other than the Company shall pay to Executive's estate any accrued



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


but unpaid salary and bonus and reimbursement for reasonable business expenses incurred prior to the date of termination, and Executive's estate or heirs shall be entitled to exercise all then vested options granted to Executive for the remainder of their terms.

         3.3 The Company, by notice to Executive, may terminate this Agreement if Executive shall fail because of illness, disability or incapacity to render, for three consecutive months, or for 90 days during any 12 month period, services of the character contemplated by this Agreement. Upon termination in accordance with this paragraph 3.3, the Company shall have no further liability to Executive under this Agreement, other than for accrued but unpaid salary and bonus and reimbursement for reasonable business expenses incurred prior to the date of termination, and Executive shall be entitled to exercise all then vested options granted to Executive for the remainder of their terms. Notwithstanding such termination, the provisions of paragraphs 4, 5 and 6 shall survive.

         3.4 The Company, by notice to Executive, may terminate this Agreement for cause. As used herein, "cause" shall include, but not be limited to: (a) the refusal or failure by Executive to carry out lawful directions of the Board of Directors which are of a material nature and consistent with his status as President and Chief Executive Officer or the refusal or failure by Executive to perform a material part of Executive's duties hereunder; (b) common law fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates, or with any customer or business contact of the Company or any of its subsidiaries or affiliates, in each case which has a material negative effect on the Company ("dishonest" for these purposes shall mean Executive's knowingly or recklessly making of a material misstatement or omission); or c) the indictment and binding over for trial of Executive for or his plea of nolo contendere to (x) any felony or (y) a misdemeanor (excluding a petty misdemeanor) involving financial impropriety or moral turpitude; or (d) any material violation of any covenants or restrictions contained in paragraphs 4 and 5. Notwithstanding the foregoing, no "cause" for termination shall be deemed to exist with respect to Executive's acts described in clauses (a), (b) or (d) unless the Company shall have given written notice to Executive specifying the "cause" with reasonable particularity and, within 30 days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such "cause;" provided, however, that a breach of any provision of clauses (a), (b) or (d) above, involving the same or substantially similar actions or conduct for which the Company previously gave notice of termination and with respect to which, Executive satisfactorily cured, shall be grounds for termination for cause without any additional notice from the Company. Upon termination for cause, the Company shall have no further liability to Executive under this Agreement, other than for accrued but unpaid salary and reimbursement for reasonable business expenses incurred prior to the date of termination. Notwithstanding such termination, the provisions of paragraphs 4, 5 and 6 shall survive.

         3.5 The Executive by notice to the Company may terminate this Agreement if the Company materially breaches any of the provisions of this Agreement (a "Good Reason" termination). Notwithstanding the foregoing, the Executive shall not have grounds for termination for Good Reason unless Executive shall have given written notice to the Company specifying the breach with reasonable particularity and, within 30 days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such breach, provided, however, that a breach by the Company involving the same or substantially similar actions or conduct for which the Executive previously gave notice of termination and with respect to which, the Company satisfactorily cured, shall be grounds for termination for Good Reason without any additional notice from the Executive. In the event Executive terminates this Agreement for Good Reason and as a result of the Company's breach and failure to cure such breach as provided in this paragraph 3.5, or the Company's termination of the Executive's Employment without cause on the part of the Executive, the Company shall to pay to Executive (i) any unpaid salary and bonus through the effective date of termination specified in such notice; (ii) Executive's base Salary in the manner set forth in paragraph 2.1 hereof until the date that is one year following the effective date of termination; and (iii) reimbursement for reasonable business expenses incurred prior to the date of termination. In addition, (i) all options granted to the Executive shall immediately vest in full and remain exercisable for the remainder of their terms. Except for the payments and benefits provided to Executive in accordance with the two immediately preceding sentences, the Company shall have no further liability to Executive under this Agreement. The Executive shall have no obligation to mitigate such severance by seeking alternative employment.

     4.  Protection of Confidential Information.

         4.1 Executive acknowledges that:

             (a) As a result of his employment with the Company, Executive will obtain proprietary secret and confidential information concerning the business of the Company and/or its subsidiaries and affiliates (referred to collectively in this paragraph 4 as the "Company"), including, without limitation, medical research, financial information, designs and other proprietary rights, trade secrets, trade practices, methods of operation, sales, promotion, marketing, technology and know-how, whether coming to the knowledge of Executive prior to, on or after the date hereof ("Confidential Information"). Confidential Information does not include Executive's knowledge, generally, of the sale, marketing and promotion of products and services similar to the products and services of the Company existing as of the date of execution and delivery of this Agreement obtained by Executive from prior sources and experiences.

             (b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or communicate, publish, disclose, divulge, use or authorize anyone else to communicate, publish, disclose, divulge or use, any Confidential Information.

             (c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

         4.2 Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, communicate, publish, disclose, divulge, use or authorize anyone else to communicate, publish, divulge or use, any Confidential Information obtained or learned by him as a result of his employment with, or prior retention by, the Company, except: (i) in the course of performing his duties hereunder; (ii) with the Company's express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than three business days after learning of such subpoena, court order, or other government process, shall, if legally permissible, notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company, at the Company's expense, to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

         4.3 Upon termination of his employment with the Company, Executive will promptly deliver to the Company all contracts, customer lists, memoranda, notes, records, reports, manuals, drawings and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, subject to Executive's obligations under this paragraph 4, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his personal financial relationship (both past and future) with the Company.

         4.4 The provisions of this paragraph 4 shall survive the termination of this Agreement for any reason.

     5.  Non-Compete/Non-Solicitation.
         -----------------------------

         5.1 Executive agrees that, except as otherwise approved in writing by the Company, Executive shall not, individually or jointly with others, either directly or indirectly, for himself, or through, on behalf of or in conjunction with any person, persons, partnership, corporation or other entity, during the Term of this Agreement and for the Restriction Period (as hereinafter defined), anywhere the Company is then actively engaged in business; and the Executive will not:

             (i) establish, operate, organize, own, engage in or otherwise participate in or carry on any Competitive Business; become associated with or financially interested in any Competitive Business in any manner; or provide management or consulting services to any Competitive Business;



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


             (ii) contact, solicit, attempt to contact or solicit, or communicate with in any manner regardless of the party that initiates such communications, any customer of the Company for the purpose of selling, marketing or promoting any products or services competitive with those offered by the Company, or with the purpose of, or having the effect of, causing such Person to not to do business with the Company or terminate their business relationship with the Company; or enter into any type of a business relationship with a customer of the Company involving any products or services competitive with those offered by the Company; or

             (iii) contact, solicit, attempt to contact or solicit, or communicate with in any manner regardless of the party that initiates such communications, any person employed by Company for the purpose, or with the intent of, or having the effect of, enticing him away from the employ of Company for any reason; or employ, retain or contract with in any manner, for any purpose, any person employed by Company.

         5.2 For purposes of this Agreement,

             "Competitive Business" shall mean any business similar to and competitive with the business engaged in by the Company at the time of the termination of this Agreement or Executive's employment with the Company.

             "Restriction Period" shall mean a continuous uninterrupted period of one year commencing upon the expiration of this Agreement or termination of the Executive's employment with the Company for any reason other than the non-renewal of this Agreement by the Company, the expiration of this Agreement by reason of the passage of time, the termination of the Executive without cause, or the Executive's termination of this Agreement for Good Reason.

         5.3 Notwithstanding the foregoing, it shall not be a violation of this paragraph 5 for the Executive to own a five percent or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission.

     6.  Reasonableness of Restrictions, Reformation; Enforcement.
         ---------------------------------------------------------

     The parties hereto recognize and acknowledge that the geographical and time limitations contained in paragraph 5 hereof are reasonable and properly required for the adequate protection of the Company's interests. It is agreed by the parties hereto that if any portion of the restrictions contained in paragraph 5 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area that is determined to be reasonable, non-arbitrary, and not against public policy may be enforced against Executive. If Executive shall violate any of the covenants contained herein and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which the Executive's business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the Executive's breach of the terms or covenants contained in this Agreement and the date on which such breach ends.

     7.  Stock Options.
         --------------

         7.1 Upon execution of the Agreement the Company will issue and grant to the Executive an "Additional Stock Option" to purchase up to 500,000 additional shares of the Company's Common Stock.

         7.2 The Additional Stock Option shall: (i) be for a term ending November 30, 2010; (ii) have an exercise price of equal to the mean of the closing bid and ask prices of the Common Stock on the date of the Agreement or the exercise price of the Initial Stock Option whichever is greater; (iii) become exercisable in whole or in part and from time to time, at the Executive's option, commencing on December 1, 2007; (iv) vest in full and become non-cancelable on December 1, 2007 if the Executive continues to serve as the President of the Company through that date; (v) if the Executive ceases to be President and Chief Executive Officer of the Company before November 30, 2007, the Additional Stock Option shall be cancelable as to 250,000 shares of the 500,000 shares; (vi) contain a right on the part of the Executive to piggy-back and include shares acquired upon exercise of the Additional Stock Option in any Registration Statement filed by the Company under the Securities Act of 1933;
(vii) contain cashless exercise provisions and (viii) contain such other conditions and terms as customary and normal for such options as agreed upon by the Parties.

     8.  Miscellaneous Provisions.
         -------------------------

         8.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when delivered by reputable overnight courier (such as FedEx) by first class mail, postage prepaid, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section. All notices shall be deemed to have been given upon actual receipt or upon refusal to accept delivery.

          If to Executive:

                   Dr. Ogan Gurel
                   1151 W. Eddy Street, Unit 1
                   Chicago, Illinois 60657-1594
                   Fax: (773) 409-5897




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


          With a copy to:

                   Mason H. Drake
                   Wollmuth Maher & Deutsch LLP
                   11 S. LaSalle Street, 5th floor
                   Chicago, IL 60603
                   Fax:  (312) 604-7863

          If to the Company:

                   DuraVest, Inc.
                   11 South LaSalle Street, 5th Floor
                   Chicago, Illinois 60603-1238

          With a copy to:

                   Francois Senecal
                   Bovin, O'Neil, S.E.N.C.
                   2000 Rue Mansfield, #700
                   Montreal, Quebec
                   Canada H3A 224

         8.2 This Agreement sets forth the entire agreement of the Parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

         8.3 All questions with respect to the construction of this Agreement, and the rights and obligations of the Parties hereunder, shall be determined in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely in Florida. The parties hereby submit to the non-exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois.

         8.4 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.

         8.5 Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.




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


         8.6 In the event a Party to this Agreement seeks to enforce any of its rights hereunder in a court of competent jurisdiction, the prevailing Party shall be entitled to recover from the other Party, in addition to the relief awarded to the prevailing Party in or by judgment, all court costs, reasonable investigation expenses, and reasonable attorneys' fees, including appellate proceedings and proceedings in bankruptcy, incurred by the prevailing Party in such action.

         8.7 The Company shall indemnify and hold harmless the Executive (including by advancing reasonable legal fees as incurred) against any and all damages, losses and claims suffered by the Executive arising out of the performance by the Executive of his duties as an officer or director hereunder.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                            EXECUTIVE


                                            /s/ Ogan Gurel
                                            -------------------------------
                                            Dr. Ogan Gurel


                                            DURAVEST, INC.


                                            By: /s/ Friedrich W. Goebel
                                                ---------------------------
                                                Friedrich W. Goebel
                                                Board Member























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